Exhibit 99.1

N E W S

Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Energy Completes Cash Offer to Repurchase Floating Rate Convertible Bonds

Denver, CO – December 16, 2008 – Cimarex Energy Co. (NYSE: XEC) announced today the results of its offer to purchase for cash any and all of its outstanding $125 million, Floating Rate Convertible Senior Notes due 2023 (the Convertible Notes) that were originally issued by Magnum Hunter Resources, Inc. The offer to repurchase the Convertible Notes was made to satisfy Cimarex’s contractual obligation under the indenture that provides that each holder has the right to require Cimarex to repurchase the notes as of December 15, 2008.

Cimarex has been advised by Deutsche Bank Trust Company Americas, the depositary for the offer, that as of the expiration of the offer at 5:00 p.m., New York City time, on December 15, 2008, $105.6 million of the Convertible Notes had been tendered.  Cimarex will fund the $105.6 million repurchase of the notes from borrowings under its bank-credit facility.

Cimarex’s bank group, as part of the regularly scheduled measurement date, reaffirmed the Company’s $1.0 billion borrowing base amount related to its bank-credit facility on November 14, 2008. Cimarex elected to maintain its commitments from the banks at $500 million. At September 30, 2008, the full $500 million was available under the bank-credit facility.

Deutsche Bank Trust Company Americas served as both the depositary and the information agent for the offer.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.

Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com